Exhibit 99.1

MEDIA PRESS RELEASE

28 March 2017

SOMPO HOLDINGS COMPLETES ACQUISITION OF ENDURANCE SPECIALTY HOLDINGS

Launches Sompo International, to be its first fully integrated global commercial insurance and reinsurance platform

Tokyo, Japan and Hamilton, Bermuda, 28 March 2017 — Further to the announcement made on 5 October 2016, SOMPO Holdings, Inc. (“SOMPO”) is pleased to announce that following approval of the applicable regulatory authorities, as well as the satisfaction of other customary closing conditions, it has completed its acquisition of 100% of the outstanding ordinary shares of Endurance Specialty Holdings Ltd. (“Endurance”). The total consideration for the acquisition is US$ 6.3 bn.

Endurance’s ordinary shares will cease trading following the market close on 28 March 2017.

Endurance will be integrated into SOMPO Holdings through the creation of Sompo International, which will be based in Bermuda and will be a highly attractive fully integrated global commercial insurance and reinsurance platform. Sompo International will also encompass SOMPO’s existing international commercial insurance and reinsurance businesses. The creation of a common underwriting platform and systems aims to set a new global standard of conducting business, providing customers with a wide array of products across insurance markets to help manage their risks.

As of this date all Endurance business, with the exception of ARMtech, will be conducted under the Sompo International brand. Sompo America and SJNK Europe will also be rebranded Sompo International. Sompo Canopius will remain as a separate brand, working in close collaboration with Sompo International.

Sompo International will have its own board, led by John Charman, as Chairman and Chief Executive, reporting to the SOMPO CEO, Kengo Sakurada.

Commenting on the completion, Kengo Sakurada, President and CEO of SOMPO Holdings, Inc, said:

“The closing of our acquisition of Endurance marks the beginning of an exciting new chapter in SOMPO’s story. The integration of Endurance within Sompo International will significantly enhance SOMPO’s presence in international markets and provides the group with greater opportunities to deepen and expand its geographic footprint by offering global diversification via its new and innovative structure leading to global integration.

“Clients will benefit from our increased scale, expanded product offering and a common underwriting platform. Our employees will also be presented with new opportunities to use and develop their skills within a much larger, stronger business.

“I would like to welcome John Charman and the Endurance team to the SOMPO family. John will be heading Sompo International, creating our exciting new global commercial insurance and reinsurance platform. I look forward to working closely with him as we embark on the next phase of our exciting growth.”

John Charman, Chairman and CEO of Sompo International, added:

“I am delighted we are joining SOMPO Holdings today. I am fully committed to our shared vision of future growth for SOMPO’s international platform and I am looking forward to developing it further alongside Endurance’s executive leadership team and my new colleagues under the new Sompo International brand. I would like to thank our highly valued partners and colleagues for their loyalty, support and trust over the last few years and I look forward to working closely with them in the future.”

For further information:

Newgate Communications (PR adviser to SOMPO) Steffan Williams Charlie Chichester Clotilde Gros Zoë Pocock	+44 (0)20 7680 6500 sompo@newgatecomms.com

Endurance Investor Relations	+1 441 278 0988 investorrelations@endurance.bm

Citi acted as financial advisor to SOMPO in this transaction and Shearman & Sterling LLP provided external legal counsel. Morgan Stanley acted as financial advisor to Endurance and Skadden, Arps, Slate, Meagher & Flom LLP provided external legal counsel.

Notes to Editors

About SOMPO

SOMPO is one of the top three insurers in Japan and has a global network of businesses. Listed and headquartered in Japan the company engages in the provision of insurance services, operating through Domestic Property and Casualty Insurance, Domestic Life Insurance, Overseas Insurance as well as other services including pensions, asset management and healthcare businesses.

SOMPO was founded in Japan in 1887 and has since built a global network in 32 countries operating in Europe, North America, Central and South America, Asia and Oceania, and the Middle East and Africa. The Company employs more than 76,000 people worldwide.

SOMPO seeks to realize sustainable growth and greater corporate value, based on striving to secure earnings from its domestic P&C insurance while aggressively devoting greater management resources to growth fields such as domestic life insurance and overseas insurance. The Group’s investment plan is not just limited to being a provider of insurance products but aims to position itself as the best customer service provider both at home and abroad and has evolved to offer a wider range of services aimed at providing even more customers with products that provide security, health, and wellbeing.

Learn more about the Group by visiting www.sompo-hd.com/en/

About Sompo International

Sompo International is a global specialty provider of property and casualty insurance and reinsurance, headquartered in Bermuda. Through its operating subsidiaries and syndicates including Lloyd’s Syndicate 5151, Sompo International writes agriculture, professional lines, property, marine and energy, and casualty and other specialty lines of insurance and catastrophe, property, casualty, professional lines and specialty lines of reinsurance. For more information about Sompo International, please visit www.sompo-intl.com.

Sompo Japan Nipponkoa Insurance Company of Europe Limited has approved this communication for the purposes of section 21 of the UK’s Financial Services and Markets Act 2000. Sompo Japan Nipponkoa Insurance Company of Europe Limited is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Its address is at 1st Floor, 6 Devonshire Square, London, EC2M 4YE.